Exhibit 99.1

Trade Street RESIDENTIAL Reports Second Quarter 2013 Results

– Acquires Two Class A Communities, Adding 500 Units to the Portfolio –

– Places $68.1 Million of Long-Term Fixed-Rate Property Debt –

AVENTURA, FL, August 12, 2013 – Trade Street Residential, Inc. (NASDAQ: TSRE) (the “Company”), a fully integrated owner and operator of high-quality apartment communities in targeted growth markets in the southeastern United States, and Texas, today announced consolidated results for the three and six months ended June 30, 2013.

“Our second quarter was marked by our initial public offering on May 13th and a number of acquisition and financing transactions occurring in and around the time of closing of our IPO. The current momentum we are building in our business as a new publicly traded company should result in added value as we move through the year,” stated Michael Baumann, Chairman and Chief Executive Officer of Trade Street Residential. “Since completing our IPO in May, we have completed two acquisitions, improved our balance sheet, and lowered our cost of capital while adding depth and strength to our executive team.  As we move ahead, we expect to continue executing on our strategy to increase our financial flexibility, as we source accretive opportunities to grow and enhance our portfolio performance in the future. Our near-term results do not fully reflect the progress and improvements we have made. As we reach the start of the coming year, the strong foundation we have established is expected to create significant value for all shareholders in 2014 and beyond.”

Operational and Financial Highlights Second Quarter 2013

•	Reported Core FFO of $0.4 million, or $0.04 per share
•	Same store net operating income, or same store NOI, increased 8.7% compared to the same period in the prior year. Same store revenue increased 4.3% and same store expenses increased 0.2%.
•	Same store average occupancy was 95.9 % at quarter end, a gain of 220 basis points compared to the same period last year.
•	Acquired two class A properties including a 244-unit apartment community in Charleston, South Carolina and a 256-unit apartment community in Durham, North Carolina.
•	Raised $63.5 million of gross proceeds in an initial public offering.
•	Repurchased noncontrolling interests in four property-owning subsidiaries for total consideration of $7.7 million, while eliminating punitive default interest payable to the holder of the noncontrolling interests.
•	Obtained $68.1 million of long-term fixed rate secured debt, and repaid $40.1 million of 2013 debt maturities.

Financial Results for the Three Months Ended June 30, 2013

The net loss attributable to common stockholders for the second quarter of 2013 was ($4.0) million as compared to a net loss of ($3.0) million in the prior year period. The increase in net loss was primarily the result of higher depreciation and amortization, increased general and administrative expense resulting from the ramp up to becoming a public company and higher interest expense. The net loss per diluted share decreased to ($0.51) from ($2.37) due to an increase in average shares outstanding from 1,249,676 in the second quarter of 2012 to 7,906,656 in the second quarter of 2013.

Funds from Operations, or FFO, for the second quarter of 2013 was ($0.6) million, or ($0.07) per diluted share, as compared to ($0.4) million, or ($0.30) per diluted share in the prior year period. The decrease in FFO from the prior period is primarily the result of a higher net loss, partially offset by the add back of higher depreciation and amortization and a gain on the sale of discontinued operations for the three months ended June 30, 2013 as compared to June 30, 2012.

Core FFO for the second quarter of 2013 was $0.4 million, or $0.04 per diluted share, as compared to $2.1 million, or $1.74 per diluted share in the prior year period. The decrease in core FFO from the prior period is primarily the result of a lower FFO and lower acquisition and recapitalization costs (which are added to FFO to arrive at Core FFO) for the three months ended June 30, 2013 as compared to June 30, 2012.

Portfolio Performance

Net Operating Income (“NOI”) for the second quarter of 2013 was $4.6 million as compared to $3.7 million in the prior year period, due in large part to an increase in the number of apartment units owned. Same store NOI increased 8.7% from the second quarter of 2012, from approximately $2.7 million for the three months ended June 30, 2012 to approximately $2.9 million for the three months ended June 30, 2013.

Same store NOI growth was generated in part by a 4.3% increase in same store revenue for the second quarter of 2013 as compared to the same quarter in the prior year. The increase in same store revenue was driven primarily by a 220 basis point increase in average occupancy to 95.9%, and a 2.2% increase in average rent to $800 per month. Same store property expenses increased only 0.2% compared to the second quarter of 2012.

On a sequential quarter basis, second quarter 2013 same store revenue increased 3.3% compared to the first quarter of 2013, while property expenses increased 7.0%, and same store NOI decreased 0.2%.

For the six months ended June 30, 2013, same store revenue increased 4.0%, same store property expenses increased 1.7%, and same store NOI increased 6.4%, compared to the six months ended June 30, 2012.

Acquisition and Disposition Activity

During the second quarter of 2013, Trade Street Residential added two new Class A apartment communities to its portfolio. In May, the Company purchased St. James at Goose Creek, a 4-year-old 244-unit apartment community in Charleston, South Carolina, for $27.4 million, and Creekstone at RTP, a newly constructed 256-unit apartment community located in Durham, North Carolina, for $35.8 million. In June, in furtherance of its objective to reduce the age of its portfolio of apartment communities, the company sold Oak Reserve at Winter Park, a 41-year old, 142-unit apartment community located in Winter Park, Florida, for $11.7 million. As a result of these acquisitions and the disposition, the Company lowered the average age of its portfolio to 20 years as of the date of this release.

Initial Public Offering

During the second quarter, the Company completed its IPO, raising gross proceeds of approximately $63.5 million and net proceeds of $54.2 million after underwriting discount and offering expenses. Proceeds were used to repay debt, acquire properties, and other general corporate purposes. After the close of the IPO and the exercise of the underwriter’s overallotment, the Company had an aggregate of 11,393,665 shares of common stock outstanding.

Balance Sheet and Financing

In May, the Company refinanced a 6.0% $26.4 million first mortgage loan on its Pointe at Canyon Ridge apartment community with a 4.1% $25.8 million first mortgage that matures in 2025. In May, the Company also repurchased from third parties the noncontrolling interests in four property-owning subsidiaries for total consideration of $7.7 million. This repurchase terminated an agreement with the holders of the noncontrolling interests which required the Company to pay a cash flow preference at an annual rate of 10.5% of the principal amount invested by the holders of the noncontrolling interests, plus additional monthly charges. The Company now owns 100% of The Beckanna on Glenwood, Merce Apartments, Park at Fox Trails, and Terrace at River Oaks. In June, the Company placed a 10-year $19.0 million 3.75% first mortgage loan, which is secured by St. James at Goose Creek.

As of June 30, 2013, including the impact of these transactions and repayments, Trade Street Residential had total debt outstanding of $204.6 million at an average interest rate of 4.3%, with 62% of the total debt fixed and a weighted average term-to-maturity of 6.8 years.

Dividend

On April 22, 2013, Trade Street Residential’s Board of Directors approved a second quarter 2013 dividend payment of $0.1575 per share. This dividend was payable and paid on July 12, 2013, to shareholders of record on June 14, 2013.

Conference Call

The Company will host a webcast and conference call on Tuesday, August 13, 2013 at 11:00 a.m. Eastern time to review second quarter results and discuss recent events. To participate in the call, please dial 877-705-6003 (Domestic) or 201-493-6725 (International). The live webcast will be available at www.tradestreetresidential.com under the Investors section. A replay of the conference call will be available through August 27, 2013, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 418532. Supplemental financial information is available in the Investor Relations section of the Company’s website under Financial Information.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a full service, vertically integrated, self-administered and self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to the offering and the expected use of the net proceeds therefrom, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact the Company's future results, performance or transactions, see the section entitled "Risk Factors" in the Company's final prospectus relating to the Company’s recent public offering of its common stock.

Non-GAAP Financial Measures

The Company makes reference to FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss) attributable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, allocations to noncontrolling interests, plus real estate related depreciation and amortization. FFO and derivations thereof, are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders. The Company defines same property communities as communities owned and stabilized prior to January 1, 2012, excluding properties held for sale. A reconciliation of net income attributable to common shareholders to net operating income and same property net operating income is included in the financial tables accompanying this press release.

Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items such as prepayment penalties on early payment of debt, acquisition costs and costs relating to our recapitalization that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance with other multifamily REITs. Acquisition costs and the prepayment penalty on early repayment of debt are one-time, non-recurring charges. Accordingly, management believes that it is helpful to investors to add back nonrecurring items to arrive at our Core FFO.

Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization as well as property management fees paid to third parties, as such fees were paid prior to the recapitalization and will not be incurred in the future, as we are now self-administered and self-managed. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

Investor Relations:

Stephen Swett

786-248-6099
ir@trade-street.com